Exhibit 23

The Board of Directors and Shareholders
1st Atlantic Guaranty Corporation:

We consent to the use of our report included in the Form S-1 Registration Statement, as amended, of 1st Atlantic Guaranty Corporation (File No. 333-41361) and to the reference to our firm under the heading "Experts" in the prospectus.


                                                      /s/KPMG PEAT MARWICK LLP




Washington, DC
November 20, 1998